Exhibit 10.8

OCEAN CITY HOME BANK

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 18th day of December, 2002, by and between OCEAN CITY HOME BANK, a federal mutual savings bank located in Ocean City, New Jersey (the “Bank”), and STEVEN E. BRADY (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets.

AGREEMENT

The Executive and the Bank agree as follows:

Article 1

Definitions

1. 1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

“Benefit Amount” means $221,831.

“Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

“Change in Control” means any of the following:

(i)	there occurs a “change in control” of the Bank, as defined or determined either by the Bank’s primary banking regulator or under regulations promulgated by it.

(ii)	as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were Directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

(iii)	the Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.

(iv)	the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change of Control shall not occur solely as a result of a conversion of the Bank from the mutual stock form of organization (“Conversion”) or reorganization of the Bank into the mutual holding company form of ownership (“Reorganization”).

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means a physical or mental condition which constitutes a disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“Normal Retirement Age” means the Executive’s 60th birthday.

“Normal Retirement Date” means the later of the Normal Retirement Age or the date of the Executive’s termination of employment.

“Plan Year” means the calendar year.

“Year of Service” means each twelve (12) month period after the effective date of this Plan during which the Executive is employed on a full-time basis by the Bank, with a minimum of 1,000 hours of service, inclusive of any approved leaves of absence.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2. 1.

2.1.1 Amount of Benefit. The monthly benefit under this Section 2.1 is one-twelfth of the Benefit Amount.

2.1.2 Payment of Benefit. The Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the Normal Retirement Date and continuing for 179 additional monthly payments.

2.2 Early Termination Benefit. Upon the Executive’s termination of employment before the Normal Retirement Date for reasons other than Cause, death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the benefit calculated under Section 2.1.1 as if the date of the Executive’s termination of employment were the Normal Retirement Date, multiplied by a fraction. The numerator of the fraction is the Executive’s actual Years of Service from and after the effective date of this Agreement and the denominator is the Executive’s Years of Service determined as if the Executive had continued employment to the anniversary of the effective date occurring in the Plan Year in which the Executive will attain age 60.

2.2.2 Payment of Benefit. The Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the Executive’s Termination of Employment and continuing for 179 additional monthly payments.

2.3 Disability Benefit. Upon the Executive’s termination of employment before the Normal Retirement Age due to the Executive’s Disability, the Bank shall pay to the Executive the benefit described, in this Section 2.3.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the benefit calculated under Section 2.1.1 as if the date of the Executive’s termination of employment were the Normal Retirement Date.

2.3.2 Payment of Benefit. The Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the month in which Executive attains his Normal Retirement Age and continuing for 179 additional monthly payments. [TO BE COORDINATED WITH SUPPLEMENTAL DISABILITY COVERAGE.]

2.4 Change in Control Benefit. Upon the Executive’s termination of employment before the Normal Retirement Age following a Change in Control, the Bank shall pay to the Executive the benefit described, in this Section 2.3.

2.4.1 Amount of Benefit. The benefit under this Section 2.3 is the benefit calculated under Section 2.1.1 as if the date of the Executive’s termination of employment were the Normal Retirement Date.

2.4.2 Payment of Benefit. The Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the date of the Executive’s termination of employment and continuing for 179 additional monthly payments.

2.5 Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive’s employment for Cause.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3. 1.

3. 1. 1 Amount of Benefit. The annual benefit under Section 3.1 is the lifetime benefit that, would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date:

3.1.2 Payment of Benefit. The Bank shall pay the benefit to the Beneficiary on the first of each month commencing with the month following the Executive’s death and continuing for 179 additional monthly payments.

3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments or if the Executive had terminated employment due to Disability prior to his death and before Normal Retirement Age, the Bank shall pay the remaining benefits to the Executive’s designated beneficiary at the same time they would have been paid to the Executive had the Executive survived; provided, however, that if the Executive was entitled to a benefit under Section 2.3 of this Agreement, such benefit shall be payable to the Executive’s designated beneficiary on the first day of the month commencing with the month following the Executive’s death.

3.3 Coordination of Benefits. Notwithstanding anything in this Agreement to the contrary, no benefit shall be payable under this Article 3 or otherwise if, on the date of the Executive’s death, Executive is eligible to receive benefits under a split dollar life insurance agreement between the Executive and the Bank which is in effect on such date.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

Claims and Review Procedures

5.1 Claims Procedure. The Bank shall notify the Executive or Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Bank determines that, the Executive or Executive’s beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Executive or Executive’s beneficiary wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Executive or Executive’s beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

5.2 Review Procedure. If the Executive or Executive’s beneficiary is determined by the Bank entitled to greater or different benefits, the Executive or Executive’s beneficiary shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Executive or Executive’s beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Executive or Executive’s beneficiary (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the Executive or Executive’s beneficiary (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Executive or Executive’s beneficiary of its decision in writing within the sixty-day period, stating, specifically the basis of its decision, written in a manner calculated to be understood by the Executive or Executive’s beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the Executive or Executive’s beneficiary.

Article 6

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 7

Miscellaneous

7.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and beneficiaries, survivors, executors, administrators and transferees. The Bank or any parent of the Bank, acting on behalf of the Bank, shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

7.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any, manner.

7.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the law the State of New Jersey, except to the extent preempted by the laws of the United States of America.

7.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

7.7 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Executive acknowledges and agrees that this Agreement supercedes and replaces in its entirety the Restated Executive Supplemental Retirement Income Agreement, between the Executive and the Bank and the related Joinder Agreement, which Executive acknowledges is terminated as of the date of this Agreement.

7.8 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

7.7.1 Interpreting the provisions, of the Agreement;

7.7.2 Establishing and revising the method of accounting for the Agreement;

7.7.3 Maintaining a record of benefit payments; and

7.7.4 Establishing rules and prescribing any forms necessary or desirable to administer Agreement.

7.9 Payment of Legal Fees. All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if the Executive is successful pursuant to a legal judgment, arbitration or settlement.

7.10 Special Change of Control Requirements. In the event of a Change in Control of the Bank or a parent of the Bank, the Bank shall make contributions to an irrevocable trust established with respect to this Agreement in an amount sufficient to fund the Executive’s benefits under this Agreement (as determined by the Bank’s independent accountants), and, thereafter, the trustee of such trust shall be responsible for the payment to the Executive of any benefits to which the Executive is or becomes entitled to receive under this Agreement; provided, however, that to the extent the assets of the trust are at anytime insufficient to fund the Executive’s benefits, the payment of such benefits shall remain an obligation of the Bank (or any successor thereto).

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement, all as of the date written above.

OCEAN CITY HOME BANK

By:	/s/ Roy Gillian

Title:	Chairperson of the Board

/s/ Steven E. Brady
Steven E. Brady

FIRST AMENDMENT

TO THE

OCEAN CITY HOME BANK

SALARY CONTINUATION AGREEMENT

The Ocean City Home Bank Salary Continuation Agreement (the “Agreement”) with Steven E. Brady is hereby amended as follows, effective as of November 26, 2003.

First Change

The following new definition is hereby added to Section 1.1:

“Contingent Disability Trust” means a trust created for the benefit of the Executive for the purposes stated in Section 2.3.

Second Change

Section 2.3 of the Agreement, the Disability Benefit, is hereby deleted in its entirety and replaced with the following new Section 2.3:

2.3. Disability. Notwithstanding any provision of this Agreement to the contrary, in the event the Executive terminates employment with the Bank due to a Disability, the following shall apply with respect to benefits payable to the Executive under this Agreement:

2.3.1	Disability Benefit Upon Termination of Employment Prior to Normal Retirement Age. Upon the Executive’s termination of employment due to a Disability before Normal Retirement Age, the Bank shall deposit into the Contingent Disability Trust the greater of the amount which has been or should have been accrued on the Bank’s financial statements, pursuant to generally accepted accounting principles, from the effective date of the Agreement through the Executive’s termination date (with appropriate adjustment for the year in which termination occurs for accruals during the period since the date of the Bank’s last audited financial statements) to reflect the liability associated with the Bank’s obligation to the Executive under the Agreement. Except as provided in Section 2.3.3, no further benefits shall be payable to the Executive under this Agreement during the period of Disability.

2.3.2	Disability Continuing After Normal Retirement Age. If the Executive remains disabled on the date he attains Normal Retirement Age, then except as provided in Section 2.3.4, this Agreement shall automatically terminate and the Executive shall not be entitled to further benefits under this Agreement.

2.3.3	Return to Employment Following Disability. In the event the Executive returns to employment following a period of Disability, the Executive shall be entitled to receive a retirement benefit pursuant to Section 2.1 or 2.2 hereof that is reduced by amounts payable from the Contingent Disability Trust in accordance with its terms.

2.3.4	Benefit Restoration Obligation. In the event that the Executive is Disabled as of his Normal Retirement Date and the assets of the Contingent Disability Trust are insufficient to provide the Executive with an annual benefit equal to the Benefit Amount for the period specified in Section 2.1.2, the Bank shall deposit in the Contingent Disability Trust an additional amount (the “Additional Deposit”) which, when added to the existing assets of the Trust, will be sufficient to provide the Executive with an annual pre-tax benefit equal to the Benefit Amount for the applicable period. For purposes of this Section 2.3.4, (i) the sufficiency of the assets of the Contingent Disability Trust and the amount of the Additional Deposit, if any, shall be determined by an independent actuary retained by the Bank, using the interest rate factor in effect for calculations under Section 417(e) of the Code (or any successor provision of the Code) for the month in which the Executive attains his Normal Retirement Age and (ii) the Additional Deposit, if any, shall be calculated by assuming that the Executive is subject to the highest marginal federal, state and local tax rates then in effect. The Additional Deposit, if any, shall be made to the Contingent Disability Trust not later than thirty (30) days after the date the Executive attains his Normal Retirement Age.

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IN WITNESS WHEREOF, the parties to the Agreement have executed this First Amendment, effective as of the date hereof.

OCEAN CITY HOME BANK

By:	/s/ Emily J. Walker

/s/ Steven E. Brady
Steven E. Brady

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